Aflac Incorporated Form 8-K
EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES FOURTH QUARTER RESULTS,
2012 EPS IN LINE WITH GUIDANCE AND OBJECTIVE,
AFFIRMS 2013 OPERATING EPS TARGET,
DECLARES FIRST QUARTER CASH DIVIDEND

COLUMBUS, Georgia - February 5, 2013 - Aflac Incorporated today reported its fourth quarter results.

Reflecting the weaker yen/dollar exchange rate, revenues rose 6.6% to $6.4 billion in the fourth quarter of 2012, compared with $6.0 billion in the fourth quarter of 2011. Net earnings were $581 million, or $1.24 per diluted share, compared with $538 million, or $1.15 per share, a year ago.

Net earnings in the fourth quarter of 2012 included after-tax realized investment losses, net of realized investment gains, of $111 million, or $.23 per diluted share, compared with net after-tax losses of $146 million, or $.30 per diluted share, a year ago. After-tax realized investment losses in the quarter were $217 million, or $.45 per diluted share. These losses primarily resulted from impairments taken on securities issued by the Republic of Tunisia and UniCredit SpA (HVB Funding Trusts). After-tax realized investment gains from securities transactions in the quarter were $76 million, or $.16 per diluted share. On an after-tax basis, hedge costs related to dollar investments of Aflac Japan were $3 million in the quarter, or $.01 per diluted share. Realized after-tax net investment gains from other derivative and hedging activities in the quarter were $33 million, or $.07 per diluted share.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company's underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items. Aflac's derivative activities include: foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated; foreign currency swaps associated with the company's senior and subordinated notes; and foreign currency forwards used in hedging foreign exchange risk on U.S. dollar-denominated securities. Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company's insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan's yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, which includes the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the fourth quarter were $697 million, compared with $684 million in the fourth quarter of 2011. Operating earnings per diluted share rose 2.1% to $1.48 in the quarter, compared with $1.45 a year ago. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $.04 for the fourth quarter. Excluding the impact from the weaker yen, operating earnings per share increased 4.8%.

For the full year, total revenues were up 14.4% to $25.4 billion, compared with $22.2 billion a year ago. Net earnings were $2.9 billion, or $6.11 per diluted share, compared with $1.9 billion, or $4.12 per share, in 2011. Operating earnings for the full year were $3.1 billion, or $6.60 per diluted share, compared with $2.9 billion, or $6.27 per diluted share, in 2011. Operating earnings per diluted share rose 5.3% for the year. For the year, the yen/dollar exchange rate was relatively flat. Excluding a $.01 per share benefit from the impact from foreign currency, operating earnings per diluted share rose 5.1% for the year.

Total investments and cash at the end of December 2012 were $118.2 billion, compared with $124.2 billion at September 30, 2012. Although negatively impacted by the weaker yen, total investments and cash continued to benefit from strong cash flows.

In the fourth quarter and for the full year, Aflac repurchased 1.9 million shares of its common stock. At the end of December, the company had 22.4 million shares available for purchase under its share repurchase authorization.

Shareholders' equity was $16.0 billion at December 31, 2012, which was unchanged from September 30, 2012. Shareholders' equity at the end of the fourth quarter included a net unrealized gain on investment securities and derivatives of $2.6 billion, compared with a net unrealized gain of $2.3 billion at the end of September 2012. Shareholders' equity per share was $34.16 at December 31, 2012, compared with $34.10 per share at September 30, 2012. The annualized return on average shareholders' equity in the fourth quarter was 14.5%. On an operating basis (excluding total net realized gains/losses in net earnings, and unrealized investment and derivative gains/losses in shareholders' equity), the annualized return on average shareholders' equity was 20.6% for the fourth quarter.

AFLAC JAPAN

Aflac Japan's total revenues in yen were up 10.5% in the fourth quarter of 2012. Premium income in yen rose 11.2%, benefiting from strong sales of WAYS, Aflac Japan's unique hybrid whole-life product. Net investment income increased 5.2%. The pretax operating profit margin decreased from 18.8% in the fourth quarter of 2011 to 17.7%, and pretax operating earnings in yen increased 4.1%. For the year, premium income in yen increased 9.9%, and net investment income increased 6.1%. Total revenues in yen were up 9.4%, and pretax operating earnings grew 2.0%.

For the fourth quarter, Aflac Japan's results in dollar terms were suppressed by the weaker yen/dollar exchange rate. The average yen/dollar exchange rate in the fourth quarter was 80.93, or 4.4% weaker than the average rate of 77.35 in the fourth quarter of 2011. For the full year, Aflac Japan's results in dollar terms were not materially impacted by the exchange rate. For the full year, the average exchange rate was 79.81, compared with 79.75 in 2011.

Despite the weaker average yen in the fourth quarter, premium income in dollars rose 6.1% to $4.4 billion. Net investment income in the fourth quarter was $711 million, or .3% higher than 2011. Total revenues increased 5.4% to $5.1 billion. Pretax operating earnings declined slightly by .5% to $906 million. For the full year, premium income was $17.2 billion, or 9.8% higher than a year ago. Net investment income rose 5.8% to $2.8 billion. Total revenues were up 9.3% to $20.1 billion. Pretax operating earnings were $3.9 billion, or 2.0% higher than a year ago.

In the fourth quarter, new annualized premium sales rose 1.5% to ¥49.3 billion, or $609 million. During the same period, bank channel sales increased 21.4% to ¥20.0 billion, primarily reflecting the strong sales of WAYS. Sales of WAYS increased 20.7% in the fourth quarter.

For the full year, total new annualized premium sales were up 30.8% to ¥210.6 billion, or $2.6 billion.

AFLAC U.S.

Aflac U.S. total revenues rose 5.8% to $1.4 billion in the fourth quarter. Premium income increased 5.5% to $1.3 billion, and net investment income was up 4.4% to $156 million. The pretax operating profit margin was 14.6%, which was unchanged from a year ago. Pretax operating earnings were $208 million, an increase of 5.9% for the quarter. For the year, total revenues were up 5.4% to $5.6 billion and premium income rose 5.4% to $5.0 billion. Net investment income increased 4.2% to $613 million. Pretax operating earnings were $997 million, an increase of 10.3% from a year ago.

Aflac U.S. total new annualized premium sales decreased .7% to $444 million for the quarter. For the full year, total new sales increased .8% to $1.5 billion. Persistency improved to 77.1%, compared with 76.2% a year ago.

DIVIDEND

The board of directors declared the first quarter cash dividend. The first quarter dividend of $.35 per share is payable on March 1, 2013, to shareholders of record at the close of business on February 15, 2013.

OUTLOOK

Commenting on the company's fourth quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are very pleased with Aflac's financial performance for both the quarter and year. As the year progressed, operating earnings per diluted share were better than expected, and we finished the year toward the high end of our objective of a 3% to 6% increase before the impact of foreign currency. That, in part, reflected the benefits of a deferred coupon payment in the first quarter, as well as a lower annual effective tax rate. As we had conveyed in the third quarter, following nine months of restrained expenditures, we increased spending on IT and marketing initiatives in the fourth quarter to further enhance our business.

“Aflac Japan generated a solid quarter and another outstanding year. The tremendous sales we generated in 2012 were again largely driven by the bank channel. Following five straight record quarters of new annualized premium sales growth, sales in the fourth quarter slowed, in large part due to extremely difficult comparisons. Additionally, as we expected, sales were negatively impacted by the reduction of the discounted advance premium rate that was effective October 22, 2012. Importantly, Aflac Japan's impressive sales for the full year were in line with our expectation we communicated in the third quarter.

“From a financial perspective, Aflac U.S. continued to perform well for the quarter and for the full year. While new sales growth has been constrained, our top-line growth has been consistently strong throughout the year, primarily reflecting an improvement in persistency. With more than 90% of our accounts coming through the small business market, we continue to see that segment as particularly vulnerable to economic uncertainty. Given this backdrop, Aflac U.S. 2012 sales results were in line with our most recent guidance of roughly flat sales for the year.

“We continued to make progress with the transformation of our Global Investment Division. As I have said before, I strongly believe our derisking activities have better positioned our portfolio to accommodate market volatility. At the same time, we've been able to enhance our new money yields, primarily through our U.S. corporate bond program. Following the success of this program in the third quarter, our objective was to invest roughly two-thirds of Aflac Japan's fourth quarter investment cash flow, or about $3.1 billion, in U.S. dollar-denominated, publicly traded corporate bonds, and then hedge the currency risk. We remain very pleased with the results this quarter. This strategy provides greater liquidity, enhances flexibility for our portfolio and increases the opportunities to diversify the investment of our significant cash flows beyond Japanese Government Bonds, with the objective of producing higher returns.

“The strength of our capital ratios demonstrates our commitment to maintaining financial strength on behalf of our policyholders and bondholders. We previously conveyed that our goal was to end 2012 with an RBC ratio in the range of 400% and 500%. While we have not yet completed our statutory financial statements, we believe our RBC ratio at year-end was significantly higher than our target. Additionally, we expect that Aflac Japan's solvency margin ratio at year-end improved over the solvency margin ratio at September 30, 2012, which was 628%, and was well above the 2012 range we had targeted of 500% to 600%.

“Given the strength of our capital ratios and parent company liquidity, we resumed our share repurchase activities by buying approximately $100 million of our shares in the fourth quarter of 2012, and it is our current plan to purchase $400 to $600 million of our shares in 2013. Understand, unless an extraordinary event occurs, we intend to purchase a minimum of $400 million of our shares this year.

“As we look ahead to 2013 sales opportunities, we expect Aflac U.S. sales to be flat to up 5% for 2013. We also expect Aflac Japan sales of third sector cancer and medical products to be flat to up 5%.

“I want to reiterate that our objective for 2013 has not changed: To increase operating earnings per diluted share 4% to 7%, or approximately $6.86 to $7.06 per share, on a currency neutral basis. Therefore, if the yen/dollar exchange rate averages 90 yen for the full year, it's likely operating earnings per diluted share will be $6.37 to $6.57 for 2013. I would point out that 2013 earnings comparisons to 2012 will be more difficult because earnings in 2012 were significantly better than we originally anticipated.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For nearly six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac individual and group insurance products provide protection to more than 50 million people worldwide. For six consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2013, FORTUNE magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 15th consecutive year. Also, FORTUNE magazine included Aflac on its list of Most Admired Companies for the 11th time in 2012. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or espanol.aflac.com.

A copy of Aflac's Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com. Additionally on the website is a complete listing of Aflac's investment holdings in the financial sector, separate listings of the company's global holdings by region, and sovereign and financial investments in both perpetual and peripheral Eurozone securities.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EST) on Wednesday, February 6, 2013.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2012	2011	% Change
Total revenues	$6,375	$5,979	6.6%
Benefits and claims	3,989	3,700	7.8
Total acquisition and operating expenses	1,506	1,457	3.4
Earnings before income taxes	880	822	7.0
Income taxes	299	284
Net earnings	$581	$538	8.0%
Net earnings per share – basic	$1.24	$1.16	6.9%
Net earnings per share – diluted	1.24	1.15	7.8
Shares used to compute earnings per share (000):
Basic	467,364	465,559.4%
Diluted	470,291	467,734.5
Dividends paid per share	$.35	$.33	6.1%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2012	2011	% Change
Total revenues	$25,364	$22,171	14.4%
Benefits and claims	15,330	13,749	11.5
Total acquisition and operating expenses	5,732	5,472	4.8
Earnings before income taxes	4,302	2,950	45.8
Income taxes	1,436	1,013
Net earnings	$2,866	$1,937	48.0%
Net earnings per share – basic	$6.14	$4.16	47.6%
Net earnings per share – diluted	6.11	4.12	48.3
Shares used to compute earnings per share (000):
Basic	466,868	466,519.1%
Diluted	469,287	469,370	—
Dividends paid per share	$1.34	$1.23	8.9%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2012	2011	% Change
Assets:
Total investments and cash	$118,219	$103,462	14.3%
Deferred policy acquisition costs	9,658	9,789	(1.3)
Other assets	3,217	2,986	7.7
Total assets	$131,094	$116,237	12.8%
Liabilities and shareholders’ equity:
Policy liabilities	$97,949	$94,593	3.5%
Notes payable	4,352	3,285	32.5
Other liabilities	12,815	5,413	136.7
Shareholders’ equity	15,978	12,946	23.4
Total liabilities and shareholders’ equity	$131,094	$116,237	12.8%
Shares outstanding at end of period (000)	467,786	466,310.3%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2012	2011	% Change
Operating earnings	$697	$684	2.0%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(141)	(168)
Hedge costs related to foreign currency investments	(3)	—
Impact of other derivative/hedging activities	33	22
Other non-operating income (loss)	(5)	—
Net earnings	$581	$538	8.0%

Operating earnings per diluted share	$1.48	$1.45	2.1%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.29)	(.35)
Hedge costs related to foreign currency investments	(.01)	—
Impact of other derivative/hedging activities	.07	.05
Other non-operating income (loss)	(.01)	—
Net earnings per diluted share	$1.24	$1.15	7.8%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2012	2011	% Change
Operating earnings	$3,097	$2,946	5.1%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(326)	(850)
Hedge costs related to foreign currency investments	(5)	—
Impact of other derivative/hedging activities	105	(159)
Other non-operating income (loss)	(5)	—
Net earnings	$2,866	$1,937	48.0%

Operating earnings per diluted share	$6.60	$6.27	5.3%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.69)	(1.81)
Hedge costs related to foreign currency investments	(.01)	—
Impact of other derivative/hedging activities	.22	(.34)
Other non-operating income (loss)	(.01)	—
Net earnings per diluted share	$6.11	$4.12	48.3%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2012	Including Currency Changes	Excluding Currency Changes[2]
Premium income	6.0%	9.6%
Net investment income	2.0	4.5
Total benefits and expenses	6.6	10.0
Operating earnings	2.0	5.0
Operating earnings per diluted share	2.1	4.8

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31, 2012	Including Currency Changes	Excluding Currency Changes[2]
Premium income	8.8%	8.8%
Net investment income	5.9	5.9
Total benefits and expenses	9.6	9.6
Operating earnings	5.1	4.9
Operating earnings per diluted share	5.3	5.1

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

2013 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2012			Yen Impact
79.81*	$6.86	-	7.06	3.9	-	7.0%	$—
85	6.60	-	6.80	0.0	-	3.0	(.26)
90	6.37	-	6.57	(3.5)	-	(.5)	(.49)
95	6.17	-	6.37	(6.5)	-	(3.5)	(.69)
100	5.99	-	6.19	(9.2)	-	(6.2)	(.87)
*Actual 2012 weighted-average exchange rate
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; impact of the recent earthquake and tsunami natural disaster and related events at the nuclear plant in Japan and their aftermath; catastrophic events including, but not necessarily limited to, tornadoes, hurricanes, earthquakes, tsunamis, and damage incidental to such events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667, FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com